Exhibit 99.1

News Release
For:	Cornerstone Bank
Release	Date: Immediate
Contact:	Norm Osborn, 252/243-5588

CB Financial Corporation Profits Up 72% For 2005

WILSON — CB Financial Corporation, the parent corporation of Cornerstone Bank, announced today that it posted consolidated earnings of $1,174,242 for the year 2005, a 72 percent increase over the previous year.

Diluted earnings per share ended 2005 at $1.13, a 61 percent increase over the $0.70 earned in 2004. This was after a 5% dividend in the form of a 20 for 21 stock split.

Total loans as of December 31, 2005 were at $114.5 million and deposits at $128.8 million. Assets for 2005 exceeded $152.6 million.

“We met all our goals for the year,” said Tom Brown, chairman of the board of directors for Cornerstone Bank and CB Financial Corporation. “We showed significant increases, despite a growing tax burden, higher loan reserves, staff increases, and another stock dividend. Our shareholders have been rewarded well.”

Cornerstone president Norm Osborn noted that the profits can be traced to higher interest rate margins and the bank’s consistent activity in lending. “We remained steady even in our mortgage area, despite increased rates,” Osborn said.

Osborn noted that the bank opened two new offices in the fourth quarter of 2005. A second full-service banking office at the Parkwood Mall in Wilson and a mortgage production loan office in Zebulon added operating costs. The impact of those offices was immediate. The new full-service branch reached almost $9 million in deposits within the first few months.

“We believe both of these expansion efforts will help better serve our market,” Osborn said. “And the community continues to welcome our unique style of banking.

“Our deposit base is strong, keeping with our loan demands,” Osborn added. “We’re able to use local deposits for local loans, which is expected of a community bank.”

Cornerstone Bank opened in March 2000, and has posted 18 consecutive quarters of profitability. The bank is locally owned and locally managed, and a high percentage of shareholders of CB Financial Corporation are within a 25-mile radius of the bank. For more information on banking products and services, or for stock information, call 252-/243-5588.

February 9, 2006

Disclosures About Forward Looking Statements

The discussions included in this document may contain forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of the Company’s or its subsidiary’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general conditions.

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